Exhibit 99.1

LIBERTY GLOBAL REPORTS 2010 RESULTS

Achieved All 2010 Growth Targets

Over $5 Billion of Liquidity at Year-End

Targeting $1 Billion of Equity Repurchases in 2011

Englewood, Colorado — February 24, 2011: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the fourth quarter (“Q4”) and year ended December 31, 2010. Highlights for the year compared to the same period for 2009 (unless noted), include:(1)

•                  Organic RGU(2) additions increased 44% to 859,000, including 319,000 in Q4

•                  Revenue of $9.0 billion, reflecting rebased(3) growth of 5%

•                  Operating Cash Flow (“OCF”)(4) of $4.1 billion, representing rebased growth of 6%

•                  Operating income increased by 52% to $1.5 billion

•                  Adjusted Free Cash Flow (“FCF”)(5) increased 80% to $678 million in 2010, including $272 million in Q4

Liberty Global President & CEO Mike Fries said, “We met or exceeded all of our 2010 guidance targets with accelerating revenue growth, OCF margin expansion and substantial free cash flow growth. Our next-generation broadband and digital TV products are widely available and in strong demand, and we feel good about the Company’s growth prospects in 2011. Our strategy to drive shareholder value continues to focus on strong organic growth, accretive M&A, and prudent capital structure management.”

“We added 2.4 million digital TV, voice and broadband RGUs in 2010, which was our best performance ever. Our fourth quarter was particularly strong, with a 34% increase in subscriber growth compared to the prior year period, and it was a record fourth quarter for both broadband and HD/DVR additions. This volume growth, together with a 6% increase in ARPU per customer,(6) fueled the acceleration of our top-line, with rebased revenue increasing 5% for the full year to $9.0 billion. Strong cost controls drove even faster rebased OCF growth of 6% to $4.1 billion, while a meaningful decline in our capital intensity led to an 80% increase in adjusted FCF to $678 million.”

“On the M&A front, 2010 was a transformative year for LGI as we exited our Japanese operation and entered the German market. As a result, over 80% of our business is now squarely focused in Europe. We also announced a number of other smaller acquisitions such as Aster in Poland, which strengthens our leading position in one of Europe’s fastest growing cable markets. Looking ahead, we remain well capitalized to pursue additional consolidation opportunities in our core European markets.”

“Our balance sheet is in great shape from a liquidity and duration perspective. At December 31, we had total liquidity(7) of over $5 billion, with cash and equivalents of $3.8 billion, including $2.6 billion of corporate cash.(8) Following several recent financings at attractive interest rates, the average duration of our long-term debt is now approximately seven years, with only 5% of our debt coming due over the next three years. We remain committed to our strategy of returning capital to shareholders through stock buybacks, and are announcing a $1 billion target for repurchases of equity securities in 2011 after spending a similar amount in 2010. Combined with the strong operating momentum in our core cable business and our active M&A pipeline, we are excited about the year ahead.”

Subscriber Statistics

At December 31, 2010, we served 17.6 million global customers who subscribed to 27.8 million services, consisting of 16.8 million video, 6.4 million broadband internet, and 4.6 million telephony RGUs. As compared to our subscriber base at year-end 2009, we increased our RGUs by 6.6 million during 2010, with the acquisition of Unitymedia in January 2010 accounting for 5.7 million of this total. We finished 2010 with an RGU per customer ratio of 1.57x, led by our Chilean operation with a ratio of 2.08x, and with 36% of our customer base subscribing to two or more services. Our core strategy of selling multiple products into the home continues to meet with success, as we increased our bundled customer base from 5.1 million at December 31, 2009 to 6.4 million at December 31, 2010.

In 2010, we added 859,000 RGUs, including 319,000 in Q4, reflecting year-over-year increases in RGU additions of 44% for 2010 and 34% for Q4, respectively. Our full-year 2010 performance was attributable to the inclusion of Unitymedia’s 313,000 post-acquisition RGU additions and reinvigorated growth in our Western European markets of the Netherlands, Switzerland, Austria and Ireland. All four of these operations improved on a year-over-year basis, adding a combined 283,000 RGUs during 2010 and representing combined growth of over 250%, as compared to 2009. The remaining 31% of our 2010 subscriber gains were primarily attributable to our Belgian, Central and Eastern European (“CEE”) and Chilean operations, which added 116,000, 72,000 and 56,000 RGUs, respectively. These operations realized a decrease in subscriber additions on a year-over-year basis, in part reflecting a more competitive environment.

Our video losses increased from 301,000 in 2009 to 350,000 in 2010, including 39,000 attributable to our German operations. Excluding the impact of Romania in both periods, our video losses would have improved substantially, declining to a video loss of 257,000 in 2010 from a video loss of 289,000 in 2009. Benefitting from successful fall campaigns, we realized a Q4 video loss of 37,000, a 10% improvement over the respective prior-year period and our best quarterly result since Q4 2007.

Led by strong performance in Western Europe, we added 1.1 million digital cable RGUs in 2010, including 332,000 in Q4. One particular area of strength in Q4 was our Swiss operation, which added 42,000 digital cable subscribers, a record quarter and a nearly 150% increase over the corresponding prior year quarter. On a consolidated basis, we ended 2010 with 6.8 million digital cable RGUs and digital penetration(9) of 44%, up from 38% at December 31, 2009. Accelerating demand for HD and DVR services has been the key driver of our incremental growth, as we increased our combined HD and DVR digital cable subscribers from 1.9 million at year-end 2009 to 3.0 million at year-end 2010.

In 2010, we added 665,000 broadband internet subscribers, including 199,000 in Q4, and 544,000 telephony subscribers, including 157,000 in Q4. As compared to our 2009 results, our broadband internet and telephony additions reflect year-over-year growth of 38% and 31%, respectively. This growth was driven by the positive contribution of Unitymedia in our 2010 results, as well as our European “Fiber Power” strategy. The latter is best exemplified by the success that we have seen in our longest-running “Fiber Power” operation, the Netherlands, which added a combined 214,000 broadband internet and telephony RGUs in 2010, as compared to 110,000 combined RGUs in 2009. With approximately 80% of our European two-way footprint now “Fiber Power” ready, we will look to capitalize on our broadband speed advantage in 2011.

Revenue

We reported consolidated revenue of $2.43 billion and $9.02 billion for the three months and year ended December 31, 2010, respectively. These results reflect year-over-year increases of 18% and 20%, respectively, over the comparable 2009 periods. These reported year-over-year gains were largely driven by the addition of Unitymedia in 2010. Adjusting for the impact of both foreign currency (“FX”) movements and acquisitions, we achieved 5% rebased revenue growth for both the three months and year ended December 31, 2010, as compared to the corresponding periods in 2009.

Our 2010 rebased growth was driven by our Western European operations, with Ireland, Germany, Belgium and the Netherlands delivering year-over-year growth of 11%, 8%, 7% and 7%, respectively. Collectively, our

Western European operations posted rebased year-over-year growth of 6% in 2010, as compared with 3% in 2009. Our CEE operations posted modest rebased revenue growth of 1% in 2010, with Poland’s growth of 11%, largely offset by revenue declines in Romania and Hungary. In terms of our fourth quarter performance, our Western European operations achieved a rebased growth rate of 6% in Q4 2010, as compared to 4% in Q4 2009, and our CEE operations improved from a flat quarter in Q4 2009 to 2% rebased growth in Q4 2010. Notably, Switzerland continues to demonstrate improved revenue trends, delivering its best rebased revenue growth since the fourth quarter of 2008, and Hungary posted its first positive rebased revenue growth rate since Q4 2008. Outside of Europe, our Australian and Chilean operations reported year-over-year rebased revenue growth of 5% and 4% in 2010, respectively.

Due in part to our bundling success in 2010, our consolidated operations, other than Unitymedia, generated year-over-year ARPU per customer growth of 6% on an FX-adjusted basis, resulting in ARPU per customer of $41.24. Our annual growth was led by our European businesses, with Telenet and UPC Broadband (excluding Unitymedia), generating FX-neutralized growth of 10% and 5%, respectively. Additionally, our Australian and Chilean operations reported year-over-year FX-neutralized ARPU per customer growth of 3% and 2%, respectively.

Operating Cash Flow

For the three months and year ended December 31, 2010, our OCF increased 21% to $1.07 billion and 23% to $4.11 billion, respectively, as compared to the corresponding prior year periods. Similar to revenue, year-over-year OCF growth for both periods resulted largely from the inclusion of Unitymedia and organic growth. Adjusting for FX and acquisitions, we achieved rebased OCF growth of 6% for both the fourth quarter and the year ended December 31, 2010, respectively. In addition to rebasing for currency exchange rates and acquisitions, these figures rebase for the impact of a new revenue-based tax that was imposed in Hungary during the fourth quarter with retroactive effect to the beginning of 2010 (the “Hungarian Tax”). The impact of the Hungarian Tax resulted in an increase in our operating expenses of approximately $17 million in Q4 2010.

Our Western European operations, which accounted for approximately 78% of our 2010 OCF, achieved year-over-year rebased OCF growth of 7% in 2010, with our operations in Australia and Chile contributing 5% and 4% rebased OCF growth, respectively. Partially offsetting this growth, our CEE operations realized a decline of 4% in rebased OCF on a year-over-year basis, with our Romanian and Hungarian operations adversely impacting our results. Overall, our standout European performers in 2010 included our German, Belgium, Polish, Irish and Dutch operations, which realized full-year rebased OCF growth of 12%, 11%, 11%, 9% and 7%, respectively.

In terms of our fourth quarter results, our Dutch operation delivered rebased OCF growth of 10%, their highest in two years, while our Swiss operation, building upon the momentum exhibited in Q3, realized OCF growth of 6%, their best quarterly result of 2010. On the other hand, our Chilean operation posted flat rebased OCF growth in Q4. The lower growth was due largely to the impact of the Chilean mobile initiative, as we incurred approximately $5 million of start-up expenses during the fourth quarter of 2010. Excluding these costs, our core Chilean cable business generated 6% rebased OCF growth in the fourth quarter.

We achieved an OCF margin(10) of 45.6% for the year ended December 31, 2010, a 120 basis point improvement over our 2009 OCF margin of 44.4%. Our year-over-year margin improvement was largely due to the inclusion of Unitymedia, which generated an OCF margin of 57.6%. On a segment basis, UPC Broadband and Telenet each generated an OCF margin of 50.5%, which represents a year-over-year OCF margin increase of 120 basis points and 80 basis points, respectively. VTR and Austar attained OCF margins of 41.1% and 34.8% for 2010, respectively, reflecting flat year-over-year performance. Similarly, our OCF margin for the fourth quarter of 2010 improved to 44.1%, as compared to 43.0% for the corresponding prior year quarter. As seen in prior years, our OCF margin in the fourth quarter was our lowest of the year, reflecting the impact of increased selling and marketing costs during the quarter to support our successful fall selling season, as well as the impact of the Hungarian Tax and Chilean mobile initiative.

Operating Income

For the three months and year ended December 31, 2010, we reported operating income of $418 million and $1.5 billion, respectively, as compared to $288 million and $1.0 billion for the three months and year ended December 31, 2009, respectively. The operating income growth for both 2010 periods resulted primarily from the positive impact of higher OCF that was only partially offset by increased depreciation and amortization expense.

Net Earnings (Loss) Attributable to LGI Stockholders

We reported net earnings attributable to LGI stockholders (“Net Earnings”) of $58 million or $0.22 per diluted share for the three months ended December 31, 2010, as compared to Net Earnings of $100 million or $0.34 per diluted share for the three months ended December 31, 2009. The year-over-year decline in earnings was driven primarily by a lower income tax benefit and higher interest expense in the 2010 fourth quarter as compared to the prior year period. These decreases were partially offset by higher operating income and earnings from discontinued operations, as well as lower losses on derivative instruments and lower net earnings attributable to noncontrolling interests.

For the year ended December 31, 2010, we generated Net Earnings of $388 million or $1.54 per diluted share, as compared to a net loss attributable to LGI stockholders of $412 million or $1.53 per diluted share for the corresponding prior year period. The year-over-year improvement in our Net Earnings for 2010 primarily resulted from the gain that we realized on the disposal of our J:COM interest, as well as higher operating income and lower net earnings attributable to noncontrolling interests. These items were partially offset by, among other items, the net effect of higher interest expense, foreign currency transaction losses, and lower income tax benefits.

Our diluted per share calculations utilized weighted average common shares of 255 million and 307 million for the three months ended December 31, 2010 and 2009, respectively, and 253 million and 269 million weighted average shares for the year ended December 31, 2010 and 2009, respectively.

Capital Expenditures and Free Cash Flow

For the year ended December 31, 2010, we reported capital expenditures of $1.79 billion or 19.9% of revenue, which compares to capital expenditures of $1.68 billion or 22.4% of revenue for the respective 2009 period. The increase in reported capital expenditures in 2010 as compared to 2009 was directly attributable to the inclusion of Unitymedia’s capital expenditures of $277 million from the date of acquisition. More importantly, we experienced a decline of 250 basis points in our capital expenditures as a percentage of revenue in 2010. This was due largely to our European operations, as both Telenet and UPC Broadband experienced year-over-year declines of 380 and 340 basis points, respectively, to 18.2% and 21.7% of revenue, respectively.

In terms of FCF, we generated $332 million in FCF for the year ended December 31, 2010, as compared to $376 million for the year ended December 31, 2009. On a normalized basis, we achieved Adjusted FCF of $678 million for the year ended December 31, 2010, as compared to $376 million for the same period in 2009. The increase in Adjusted FCF on a year-over-year basis was driven by the contribution from Unitymedia and lower capital expenditures and higher cash provided by operations of our other segments. As further described on page 15, Adjusted FCF adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts associated with the acquisition of Unitymedia (the “Unitymedia Transaction”) and the divestiture of our J:COM interest (the “J:COM Transaction”) in 2010.

Leverage and Liquidity

We had total debt(11) of $22.5 billion and cash and cash equivalents of $3.8 billion, for net debt(12) of $18.6 billion, at December 31, 2010. As compared to our debt and cash position at September 30, 2010, our Q4 debt and cash balances reflect increases of approximately $400 million and $640 million, respectively. The increases stem in part from financing transactions undertaken in November at Telenet, which raised net incremental cash, offset in part by the translation impact associated with our euro-denominated borrowings, as the U.S. dollar modestly strengthened against the euro during the fourth quarter. Additionally, our cash position was also positively impacted by our fourth quarter free cash flow generation.

At year-end 2010, we had approximately $5.3 billion of consolidated liquidity, consisting of $3.8 billion of cash and $1.5 billion in borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities.(13) Of our consolidated cash, we held $2.6 billion at the parent and our non-operating subsidiaries and $1.2 billion at our operating subsidiaries.

During 2010 and to-date in 2011, we continue to optimize our capital structure, taking advantage of opportunities to extend our debt maturity schedule. In the fourth quarter, we undertook refinancing transactions at both Telenet and Austar, and in the first two months of 2011, we completed two transactions at our UPC credit group and an additional transaction at Telenet. As a result of this activity, approximately 85% of our consolidated debt is now due in 2016 and beyond. With respect to our consolidated leverage ratios, we ended Q4 with gross and net debt ratios(14) of approximately 5.2x and 4.4x, respectively. These ratios decline to 5.0x and 4.1x, after excluding the $1.2 billion loan that is backed by the shares we hold in Sumitomo Corporation. Additionally, we estimate that our all-in borrowing cost including swaps(15) was approximately 7.7% at December 31, 2010.

New Repurchase Program

As of December 31, 2010, the remaining amount authorized under our most recent stock repurchase program was $110 million. Subsequent to December 31, 2010, our board of directors has authorized a new program of up to $1.0 billion for the repurchase of Series A common stock, Series C common stock, securities convertible into such stock or any combination of the foregoing, through open market and privately negotiated transactions, which may include derivative transactions.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of December 31, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2011 outlook and future growth prospects, including our continued ability to increase our organic RGU additions, further grow the penetration of our advanced services, increase our ARPU per customer and improve our OCF margins; our assessment of our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, and our ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; the manner, timing and amount of purchases that we may make under the Company’s repurchase program; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, any lingering impact from the Chilean earthquake, the trading prices of our equity securities, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800

(1)

On January 28, 2010, our indirect subsidiary Unitymedia GmbH (formerly UPC Germany GmbH) acquired 100% of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, we merged Old Unitymedia with Unitymedia GmbH (“Unitymedia”) and Unitymedia became the surviving corporation.  References to Unitymedia in this release refer to Unitymedia and its predecessors and subsidiaries unless otherwise indicated. In addition, we closed down Unitymedia’s arena segment effective September 30, 2010, disposed of our interest in J:COM on February 18, 2010 and sold UPC Slovenia on July 15, 2009. The results of operations, subscriber metrics and cash flows of Unitymedia’s arena segment, J:COM and UPC Slovenia have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

(2)

Please see page 21 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis. All quarterly and/or annual subscriber/RGU additions or losses refer to organic changes, unless otherwise noted.

(3)

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2010, we have adjusted our historical 2009 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in the respective 2009 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2010 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2009 and 2010 from our rebased amounts for the three months and year ended December 31, 2009 and (iii) reflect the translation of our 2009 rebased amounts at the applicable average exchange rates that were used to translate our 2010 results. In addition, our total rebased OCF growth rates, as well as the rebased OCF growth rates for Central and Eastern Europe and Total UPC Broadband Division, reflect the impact of rebasing 2009 results for the Hungarian Tax that was imposed during the fourth quarter of 2010. Please see page 10 for supplemental information.

(4)	Please see page 13 for our operating cash flow definition and the required reconciliation.
(5)

Free cash flow or FCF is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. We also present Adjusted FCF which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts of the Unitymedia and J:COM Transactions, specifically the costs associated with Old Unitymedia’s pre-acquisition debt, direct acquisition costs of the Unitymedia Transaction and U.S. cash tax payments resulting from the gain on the J:COM Transaction. We also eliminate excess tax benefits from stock-based compensation, which we began recording following the J:COM Transaction. Please see page 15 for more information on FCF and Adjusted FCF and the required reconciliations.

(6)

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. The amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Unless otherwise indicated, the growth rate for ARPU per customer relationship for LGI and UPC Broadband is not adjusted for currency impacts.

(7)

Liquidity refers to our consolidated cash plus the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

(8)	Corporate cash includes cash at LGI and its non-operating subsidiaries.
(9)	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
(10)	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
(11)	Total debt includes capital lease obligations.
(12)	Net debt is defined as total debt less cash and cash equivalents.
(13)

The $1.5 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

(14)	Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter.
(15)

Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$3,847.5	$3,269.6
Trade receivables, net	922.3	1,016.7
Deferred income taxes	300.1	504.2
Other current assets	362.8	487.7
Total current assets	5,432.7	5,278.2

Restricted cash	40.6	4,135.8
Investments	1,073.6	1,008.6
Property and equipment, net	11,112.3	12,010.7
Goodwill	11,734.7	13,353.8
Intangible assets subject to amortization, net	2,095.5	2,130.0
Other assets, net	1,839.4	1,982.8

Total assets	$33,328.8	$39,899.9
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$566.2	$734.9
Deferred revenue and advance payments from subscribers and others	869.8	886.4
Current portion of debt and capital lease obligations	631.7	487.7
Derivative instruments	563.1	741.6
Accrued interest	221.2	168.6
Accrued programming	215.9	185.8
Other accrued and current liabilities	1,222.0	1,330.9
Total current liabilities	4,289.9	4,535.9

Long-term debt and capital lease obligations	21,830.9	25,364.9
Other long-term liabilities	3,750.3	3,502.0
Total liabilities	29,871.1	33,402.8

Commitments and contingencies

Equity:
Total LGI stockholders	3,044.6	3,120.1
Noncontrolling interests	413.1	3,377.0
Total equity	3,457.7	6,497.1

Total liabilities and equity	$33,328.8	$39,899.9

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions, except per share amounts
Revenue	$2,425.6	$2,058.3	$9,016.9	$7,497.4

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	918.0	803.8	3,347.0	2,875.7
Selling, general and administrative (including stock-based compensation)	468.9	400.5	1,684.1	1,418.7
Depreciation and amortization	608.4	553.6	2,368.6	2,082.3
Impairment, restructuring and other operating charges, net	12.5	12.5	122.0	138.3
	2,007.8	1,770.4	7,521.7	6,515.0
Operating income	417.8	287.9	1,495.2	982.4

Non-operating income (expense):
Interest expense	(355.1)	(267.2)	(1,343.9)	(857.5)
Interest and dividend income	8.7	8.0	38.9	48.4
Realized and unrealized losses on derivative instruments, net	(172.2)	(327.8)	(1,146.8)	(1,095.2)
Foreign currency transaction gains (losses), net	(69.4)	26.7	(236.7)	128.2
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	21.1	(38.3)	127.8	(22.1)
Gains (losses) on debt modifications and extinguishments, net	(4.9)	0.6	(29.8)	(33.4)
Other income (expense), net	(2.4)	(0.4)	(5.6)	0.2
	(574.2)	(598.4)	(2,596.1)	(1,831.4)
Loss from continuing operations before income taxes	(156.4)	(310.5)	(1,100.9)	(849.0)

Income tax benefit	252.6	768.6	224.9	787.0

Earnings (loss) from continuing operations	96.2	458.1	(876.0)	(62.0)

Discontinued operations:
Earnings (loss) from discontinued operations, net of taxes	2.2	(165.6)	49.2	50.4
Gain on disposal of discontinued operations, net of taxes	18.2	—	1,390.8	25.7
	20.4	(165.6)	1,440.0	76.1

Net earnings	116.6	292.5	564.0	14.1

Net earnings attributable to noncontrolling interests	(59.1)	(192.5)	(175.8)	(426.2)

Net earnings (loss) attributable to LGI stockholders	$57.5	$100.0	$388.2	$(412.1)

Basic earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$0.15	$1.25	$(3.96)	$(0.95)
Discontinued operations	0.09	(0.87)	5.50	(0.58)
	$0.24	$0.38	$1.54	$(1.53)

Diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$0.14	$1.07	$(3.96)	$(0.95)
Discontinued operations	0.08	(0.73)	5.50	(0.58)
	$0.22	$0.34	$1.54	$(1.53)

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2010	2009
	in millions
Cash flows from operating activities:
Net earnings	$564.0	$14.1
Earnings from discontinued operations	(1,440.0)	(76.1)
Loss from continuing operations	(876.0)	(62.0)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	2,999.2	2,117.8
Net cash provided by operating activities of discontinued operations	157.0	1,297.5
Net cash provided by operating activities	2,280.2	3,353.3

Cash flows from investing activities:
Proceeds received upon disposition of discontinued operations, net of deconsolidated cash and disposal costs	3,163.8	167.5
Cash paid in connection with acquisitions, net of cash acquired	(2,636.3)	(13.5)
Capital expenditures	(1,791.1)	(1,679.6)
Proceeds from sale of investments and other assets	12.6	23.2
Other investing activities, net	(34.5)	(36.2)
Net cash used by investing activities of discontinued operations	(88.4)	(618.5)
Net cash used by investing activities	(1,373.9)	(2,157.1)

Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(5,813.3)	(1,371.3)
Borrowings of debt	3,229.5	6,679.6
Change in cash collateral	3,557.8	(3,768.6)
Repurchase of LGI common stock	(884.9)	(416.3)
Distributions by subsidiaries to noncontrolling interests	(196.9)	(49.6)
Net cash paid related to derivative instruments	(113.5)	(21.8)
Payment of financing costs and debt premiums	(106.0)	(230.9)
Excess tax benefits from stock-based compensation	44.7	—
Proceeds from issuance of LGI common stock to a third party, net	—	126.6
Other financing activities, net	85.0	(2.3)
Net cash used by financing activities of discontinued operations	(22.2)	(251.1)
Net cash provided (used) by financing activities	(219.8)	694.3

Effect of exchange rate changes on cash:
Continuing operations	(121.9)	0.9
Discontinued operations	13.3	4.2
Total	(108.6)	5.1

Net increase (decrease) in cash and cash equivalents:
Continuing operations	518.2	1,463.5
Discontinued operations	59.7	432.1
Net increase in cash and cash equivalents	577.9	1,895.6

Cash and cash equivalents:
Beginning of period	3,269.6	1,374.0
End of period	$3,847.5	$3,269.6

Cash paid for interest:
Continuing operations	$1,164.6	$750.9
Discontinued operations	—	75.7
Total	$1,164.6	$826.6

Net cash paid for taxes:
Continuing operations	$267.1	$18.4
Discontinued operations	6.4	197.4
Total	$273.5	$215.8

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2010, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications and/or direct-to-home satellite (“DTH”) services, including video, broadband internet and telephony services. Most segments also provide business-to-business services. At December 31, 2010, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. Telenet, VTR and Austar provide broadband communications services in Belgium, Chile and Australia, respectively. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For information regarding changes we have made to our segment presentation, see note 19 to the consolidated financial statements included in our December 31, 2010 Annual Report on Form 10-K. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2010, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2009 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in our rebased amounts for the three months and year ended December 31, 2009 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2010, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2009 and 2010 from our rebased amounts for the three months and year ended December 31, 2009 to the same extent that the revenue and OCF of such entities are excluded from our results for the three months and year ended December 31, 2010, and (iii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2009 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2010. In addition, we have reduced our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Broadband Division, for the three months and year ended December 31, 2009 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010, with retroactive effect to the beginning of 2010. These 2009 OCF reductions were computed as if the Hungarian Tax had been imposed in October 2009 with similar retroactive effect to the beginning of 2009. As a result, our rebased OCF for the three months and year ended December 31, 2009 includes a HUF 3,847 million ($19 million) reduction for the Hungarian Tax, as compared to a HUF 3,545 million ($17 million) reduction to OCF that is included in our actual results for the three months and year ended December 31, 2010. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF include Unitymedia and two small acquisitions in Europe for the three months ended December 31, 2009 and Unitymedia and four small acquisitions in Europe for the year ended December 31, 2009. The disposed and deconsolidated entities that were excluded in whole or in part from the determination of our rebased revenue and OCF for the three months ended December 31, 2009 were two of Chellomedia’s programming distribution businesses and for the year ended December 31, 2009 were three of Chellomedia’s programming distribution businesses. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2009 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2009 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2009 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2010 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2009. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
	2010	2009	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$329.4	$—	$329.4	N.M.	10.9
The Netherlands	304.1	307.0	(2.9)	(0.9)	7.7
Switzerland	294.7	274.7	20.0	7.3	2.2
Other Western Europe	213.9	226.8	(12.9)	(5.7)	2.5
Total Western Europe	1,142.1	808.5	333.6	41.3	6.1
Central and Eastern Europe	289.0	302.0	(13.0)	(4.3)	1.9
Central operations	(0.2)	0.8	(1.0)	N.M.	—
Total UPC Broadband Division	1,430.9	1,111.3	319.6	28.8	5.1

Telenet (Belgium)	452.2	465.8	(13.6)	(2.9)	4.8
VTR (Chile)	219.1	192.6	26.5	13.8	5.6
Austar (Australia)	177.0	156.7	20.3	13.0	3.9
Corporate and other	165.8	153.1	12.7	8.3	—
Intersegment eliminations	(19.4)	(21.2)	1.8	8.5	—

Total	$2,425.6	$2,058.3	$367.3	17.8	5.2

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2010	2009	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$1,146.6	$—	$1,146.6	N.M.	7.9
The Netherlands	1,156.8	1,139.7	17.1	1.5	6.6
Switzerland	1,076.8	1,020.6	56.2	5.5	1.3
Other Western Europe	820.3	835.3	(15.0)	(1.8)	3.2
Total Western Europe	4,200.5	2,995.6	1,204.9	40.2	4.9
Central and Eastern Europe	1,109.4	1,120.5	(11.1)	(1.0)	0.5
Central operations	0.7	1.2	(0.5)	(41.7)	—
Total UPC Broadband Division	5,310.6	4,117.3	1,193.3	29.0	3.9

Telenet (Belgium)	1,727.2	1,674.6	52.6	3.1	7.2
VTR (Chile)	798.2	700.8	97.4	13.9	4.1
Austar (Australia)	652.7	533.9	118.8	22.3	5.4
Corporate and other	608.6	548.9	59.7	10.9	—
Intersegment eliminations	(80.4)	(78.1)	(2.3)	(2.9)	—

Total	$9,016.9	$7,497.4	$1,519.5	20.3	5.0

N.M. — Not meaningful

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2010	2009	$	%	Rebased %(1)
	in millions, except % amounts
UPC Broadband Division:
Germany	$188.1	$—	$188.1	N.M.	8.3
The Netherlands	180.0	178.7	1.3	0.7	9.5
Switzerland	163.1	147.2	15.9	10.8	5.5
Other Western Europe	102.3	109.9	(7.6)	(6.9)	1.0
Total Western Europe	633.5	435.8	197.7	45.4	6.7
Central and Eastern Europe	121.4	152.4	(31.0)	(20.3)	(3.5)
Central operations	(46.0)	(50.5)	4.5	8.9	—
Total UPC Broadband Division	708.9	537.7	171.2	31.8	5.4

Telenet (Belgium)	215.8	213.1	2.7	1.3	10.3
VTR (Chile)	88.9	82.3	6.6	8.0	0.2
Austar (Australia)	63.3	52.0	11.3	21.7	12.3
Corporate and other	(7.2)	(0.3)	(6.9)	N.M.	—

Total	$1,069.7	$884.8	$184.9	20.9	5.7

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2010	2009	$	%	Rebased %(1)
	in millions, except % amounts
UPC Broadband Division:
Germany	$659.9	$—	$659.9	N.M.	12.0
The Netherlands	675.8	665.4	10.4	1.6	6.8
Switzerland	596.7	564.4	32.3	5.7	1.4
Other Western Europe	380.8	392.3	(11.5)	(2.9)	2.1
Total Western Europe	2,313.2	1,622.1	691.1	42.6	5.9
Central and Eastern Europe	528.6	574.3	(45.7)	(8.0)	(3.7)
Central operations	(160.2)	(165.2)	5.0	3.0	—
Total UPC Broadband Division	2,681.6	2,031.2	650.4	32.0	4.1

Telenet (Belgium)	872.8	832.6	40.2	4.8	11.0
VTR (Chile)	327.7	288.4	39.3	13.6	4.0
Austar (Australia)	226.9	185.4	41.5	22.4	5.3
Corporate and other	(0.4)	(5.5)	5.1	N.M.	—

Total	$4,108.6	$3,332.1	$776.5	23.3	5.8

N.M. — Not meaningful

(1)

In addition to rebasing for currency exchange rates and acquisitions, we have also rebased 2009 results for the Hungarian Tax that was imposed during the fourth quarter of 2010. This impacts the line items of Central and Eastern Europe, Total UPC Broadband Division and Total. Please see page 10 for supplemental information.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
	in millions

Total segment operating cash flow from continuing operations	$1,069.7	$884.8	$4,108.6	$3,332.1
Stock-based compensation expense	(31.0)	(30.8)	(122.8)	(129.1)
Depreciation and amortization	(608.4)	(553.6)	(2,368.6)	(2,082.3)
Impairment, restructuring and other operating charges, net	(12.5)	(12.5)	(122.0)	(138.3)
Operating income	$417.8	$287.9	$1,495.2	$982.4

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table(2) details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2010:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt(3)	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$2,353.6	$—	$2,353.6	$2,602.7
UPC Holding (excluding VTR)	10,657.7	32.1	10,689.8	84.1
VTR	—	0.9	0.9	91.0
Unitymedia	3,679.5	668.0	4,347.5	78.4
Telenet	3,452.8	407.3	3,860.1	854.9
Austar	791.6	—	791.6	111.1
Chellomedia	254.9	—	254.9	15.4
Liberty Puerto Rico	164.2	—	164.2	8.0
Other operating subsidiaries	—	—	—	1.9
Total LGI	$21,354.3	$1,108.3	$22,462.6	$3,847.5

Capital Expenditures

The following table highlights our capital expenditures per category for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions
Customer premises equipment	$153.6	$158.3	$657.1	$766.8
Scalable infrastructure	76.1	80.3	264.4	225.7
Line extensions	43.0	43.1	142.7	168.1
Upgrade/rebuild	48.3	57.8	165.5	238.3
Support capital	78.9	96.0	258.3	269.2
Unitymedia	89.5	—	276.8	—
Other including Chellomedia	4.4	4.3	26.3	11.5
Total capital expenditures	$493.8	$439.8	$1,791.1	$1,679.6

Capital expenditures as % of revenue	20.4%	21.4%	19.9%	22.4%

(2)          Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(3)          Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by the operating activities of our continuing operations less the capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. We also present Adjusted FCF which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts of the Unitymedia and J:COM Transactions, specifically the costs associated with Old Unitymedia’s pre-acquisition debt, direct acquisition costs of the Unitymedia Transaction and U.S. cash tax payments resulting from the gain on the J:COM Transaction. We also eliminate excess tax benefits from stock-based compensation, which we began recording following the J:COM Transaction. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions
Net cash provided by operating activities of continuing operations	$711.5	$701.6	$2,123.2	$2,055.8
Capital expenditures of continuing operations	(493.8)	(439.8)	(1,791.1)	(1,679.6)
FCF	$217.7	$261.8	$332.1	$376.2

FCF	$217.7	$261.8	$332.1	$376.2
Old Unitymedia’s FCF adjustment for pre-acquisition Q1 2010 period(4)	—	—	(42.0)	—
Post-acquisition payments associated with Old Unitymedia’s capital structure(5)	13.2	—	64.9	—
Unitymedia direct acquisition costs(6)	—	—	50.0	—
Excess tax benefits from stock-based compensation(7)	(4.2)	—	44.7	—
Tax payments on J:COM disposal	44.9	—	228.0	—
Adjusted FCF	$271.6	$261.8	$677.7	$376.2

(4)	Represents the estimated FCF of Old Unitymedia (exclusive of interest and derivative payments associated with Old Unitymedia’s pre-acquisition debt) during the pre-acquisition Q1 2010 period.
(5)

Represents interest and derivative payments on Old Unitymedia’s pre-acquisition debt during the post-acquisition period. These payments were reflected as a reduction of cash provided by operations in our consolidated cash flow statement. Old Unitymedia’s pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia Transaction. Payments on one of Old Unitymedia’s legacy derivative instruments will continue into 2011.

(6)

Represents the direct acquisition costs that were paid in connection with the Unitymedia Transaction. These payments were reflected as a reduction of cash provided by operations in our consolidated cash flow statement.

(7)

In Q1 2010, we recorded previously accumulated and unrecorded excess tax benefits from stock-based compensation as a result of the utilization of substantially all of our U.S. tax benefits to offset a portion of the tax liability arising from the J:COM Transaction. In future periods, we will continue to record these excess benefits as they arise to the extent that we have current U.S. taxes payable. The hypothetical cash flows associated with our excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our cash flow statement.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at December 31, 2010, September 30, 2010 and December 31, 2009:(8)

	December 31, 2010	September 30, 2010	December 31, 2009	Q4’10 / Q3’10 (% Change)	Q4’10 / Q4’09 (% Change)
Total Customers
UPC Broadband	13,415,100	13,422,500	9,102,200	(0.1)%	47.4%
Telenet	2,274,400	2,288,200	2,342,400	(0.6)%	(2.9)%
VTR	1,068,600	1,068,800	1,054,300	0.0%	1.4%
Other	885,000	883,000	868,300	0.2%	1.9%
LGI Consolidated	17,643,100	17,662,500	13,367,200	(0.1)%	32.0%

Total Single-Play Customers	11,258,300	11,459,100	8,242,600	(1.8)%	36.6%
Total Double-Play Customers	2,640,500	2,615,100	2,415,800	1.0%	9.3%
Total Triple-Play Customers	3,744,300	3,588,300	2,708,800	4.3%	38.2%

% Double-Play Customers
UPC Broadband	13.3%	13.1%	17.6%	1.5%	(24.4)%
Telenet	26.5%	26.1%	23.7%	1.5%	11.8%
VTR	21.9%	22.4%	21.7%	(2.2)%	0.9%
LGI Consolidated	15.0%	14.8%	18.1%	1.4%	(17.1)%

% Triple-Play Customers
UPC Broadband	18.9%	18.0%	17.4%	5.0%	8.6%
Telenet	31.6%	30.5%	27.8%	3.6%	13.7%
VTR	42.8%	41.8%	42.4%	2.4%	0.9%
LGI Consolidated	21.2%	20.3%	20.3%	4.4%	4.4%

RGUs per Customer Relationship
UPC Broadband	1.51	1.49	1.52	1.3%	(0.7)%
Telenet	1.90	1.87	1.79	1.6%	6.1%
VTR	2.08	2.06	2.07	1.0%	0.5%
LGI Consolidated	1.57	1.55	1.59	1.3%	(1.3)%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(9) for the indicated periods:

	Year ended December 31,					FX Neutral
	2010		2009		% Change	% Change(10)
UPC Broadband		€22.29		€23.65	(5.8)%	(8.8)%
UPC Broadband (excluding Unitymedia)		€25.67		€23.65	8.5%	5.1%
Telenet		€39.48		€35.74	10.5%	10.5%
VTR	CLP	29,091	CLP	28,564	1.8%	1.8%
Austar	AUD	72.37	AUD	70.28	3.0%	3.0%
LGI Consolidated		$36.09		$38.79	(7.0)%	(7.3)%
LGI (excluding Unitymedia)		$41.24		$38.79	6.3%	6.0%

(8)	Unitymedia is included in the December 31, 2010 and September 30, 2010 columns within UPC Broadband.
(9)

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts.

(10)	FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2010 period are applied to the 2009 results.

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the fourth quarter of 2010. Chellomedia Programming is a component of our Chellomedia business, which generated revenue of approximately €352 million in 2010, including €96 million in Q4 2010.

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions
UPC Holding:(11)
Revenue	€972.2	€882.9	€3,739.9	€3,453.9
OCF	€452.5	€420.0	€1,775.5	€1,662.8

Chellomedia Programming:(11)
Revenue	€89.5	€71.6	€320.3	€261.6
OCF	€12.8	€15.9	€61.9	€56.9

	Debt, Cash and Leverage at December 31, 2010(12)
	Total Debt(13)	Cash	Sr. Leverage		Total Leverage
	in millions
UPC Holding	€7,998.4	€123.1	3.69	x	4.58	x
Chellomedia Programming	€190.7	€10.1	3.43	x	3.43	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. For additional discussion of OCF, please see page 13. The following tables provide the reconciliations of OCF to operating income:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions
UPC Holding
Total segment operating cash flow	€452.5	€420.0	€1,775.5	€1,662.8
Stock-based compensation expense	(2.7)	(4.1)	(17.3)	(15.1)
Related-party fees and allocations, net	(9.0)	(7.8)	(18.1)	(30.6)
Depreciation and amortization	(236.0)	(258.3)	(974.0)	(1,048.5)
Impairment, restructuring and other operating charges, net	(5.9)	(1.4)	(16.0)	(90.5)
Operating income	€198.9	€148.4	€750.1	€478.1

Chellomedia Programming
Total segment operating cash flow	€12.8	€15.9	€61.9	€56.9
Stock-based compensation expense	(0.3)	(0.2)	(1.1)	(0.8)
Related-party management fees	(2.2)	(3.4)	(10.1)	(9.1)
Depreciation and amortization	(6.3)	(6.0)	(24.1)	(25.1)
Impairment, restructuring and other operating charges	(3.4)	(1.3)	(26.5)	(3.6)
Operating income	€0.6	€5.0	€0.1	€18.3

(11)

The UPC Holding amounts for the three months and year ended December 31, 2009 have been recast to reflect a common control transfer that occurred during the fourth quarter of 2009 as if the transfer had occurred on January 1, 2009. This common control transfer involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding. The Chellomedia Programming amounts for the three months and year ended December 31, 2009 have been recast to reflect a common control transfer that occurred during the first quarter of 2010 as if the transfer had occurred on January 1, 2009. This common control transfer involved the transfer of two businesses from another LGI subsidiary to Chellomedia Programming.

(12)

In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on December 31, 2010 results, and are subject to completion of our fourth quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

(13)	Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia Programming reflects third-party debt only.

Old Unitymedia Financial Review(14)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions
Revenue	€242.5	€218.7	€937.3	€871.4
Operating Cash Flow	€138.6	€128.1	€538.6	€480.2
Capital Expenditures	€66.3	€63.1	€227.3	€227.2

Old Unitymedia OCF Definition and Reconciliation

Operating cash flow is not a GAAP measure. For additional discussion of OCF, please see page 13. The following table provides a reconciliation of OCF to operating income:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	in millions
Total segment operating cash flow	€138.6	€128.1	€538.6	€480.2
Stock-based compensation	—	(4.1)	(7.3)	(6.0)
Related party fees and allocations	(6.4)	—	(23.8)	—
Depreciation and amortization(15)	(90.8)	(78.3)	(355.3)	(289.4)
Other operating charges	(1.9)	(1.0)	(4.9)	(1.1)
Operating Income	€39.5	€44.7	€147.3	€183.7

(14)

In accordance with the indenture and agreements governing its debt instruments, Unitymedia prepares its consolidated financial statements in accordance with International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”). The financial information presented above is derived from unaudited condensed consolidated financial statement information that was converted to GAAP by making adjustments to Old Unitymedia’s EU-IFRS consolidated financial statements. As we did not own or operate Old Unitymedia for periods prior to January 28, 2010, no assurance can be given that we have identified all adjustments necessary to present the pre-acquisition revenue, OCF and capital expenditures of Old Unitymedia in accordance with GAAP. The financial information above has been adjusted to exclude arena, which we began classifying as a discontinued operation in the third quarter of 2010. The financial information presented above should be read in conjunction with the EU-IFRS consolidated financial statements of Old Unitymedia as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. Old Unitymedia’s consolidated financial statements can be found on our website (www.lgi.com). There are significant differences between EU-IFRS and GAAP. Direct acquisition costs incurred by the acquiring LGI subsidiary are not included in the reconciliation above. See footnote 1 on page 6.

(15)

Depreciation and amortization for the year ended December 31, 2010 includes amounts calculated based on (i) Old Unitymedia’s historical cost basis for the period from January 1, 2010 through January 28, 2010 (the predecessor period) and (ii) LGI’s allocated cost basis arising from the consideration paid to acquire Old Unitymedia for the period from January 29, 2010 through December 31, 2010 (the successor period).  Although the combining of predecessor and successor amounts is not in accordance with GAAP, we have presented these amounts on a combined basis to assist the reader in making comparisons between the periods. The amounts presented for depreciation and amortization for the three months and year ended December 31, 2009 are calculated based on Old Unitymedia’s historical cost basis.

	Consolidated Operating Data — December 31, 2010
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	8,718,900	8,183,600	4,555,100	6,047,600	2,954,200	1,533,800	—	—	4,488,000	8,183,600	780,300	8,183,600	779,300
The Netherlands(13)	2,789,500	2,682,000	1,895,000	3,470,200	997,900	894,200	—	—	1,892,100	2,719,800	843,600	2,690,900	734,500
Switzerland(13)	2,061,800	1,729,600	1,555,100	2,357,700	1,055,500	464,800	—	—	1,520,300	2,122,500	510,200	2,122,100	327,200
Austria	1,168,900	1,168,900	705,500	1,292,100	257,900	268,800	—	—	526,700	1,168,900	439,800	1,169,400	325,600
Ireland	875,300	671,700	533,500	785,500	108,400	316,500	—	65,000	489,900	671,700	199,200	607,700	96,400
Total Western Europe	15,614,400	14,435,800	9,244,200	13,953,100	5,373,900	3,478,100	—	65,000	8,917,000	14,866,500	2,773,100	14,773,700	2,263,000
Hungary	1,250,100	1,236,200	889,500	1,416,900	334,900	247,500	189,700	—	772,100	1,236,200	369,300	1,238,700	275,500
Romania	2,069,600	1,635,700	1,156,400	1,552,200	645,900	283,900	226,600	—	1,156,400	1,635,700	255,000	1,573,900	140,800
Poland	2,049,500	1,938,900	1,096,400	1,770,100	650,300	370,700	—	—	1,021,000	1,938,900	524,600	1,938,800	224,500
Czech Republic	1,326,900	1,217,600	755,400	1,205,300	112,500	411,800	85,500	—	609,800	1,217,600	408,400	1,213,500	187,100
Slovakia	495,100	445,400	273,200	367,100	136,400	85,200	37,500	2,700	261,800	408,400	71,300	408,400	34,000
Total Central & Eastern Europe	7,191,200	6,473,800	4,170,900	6,311,600	1,880,000	1,399,100	539,300	2,700	3,821,100	6,436,800	1,628,600	6,373,300	861,900
Total UPC Broadband Division	22,805,600	20,909,600	13,415,100	20,264,700	7,253,900	4,877,200	539,300	67,700	12,738,100	21,303,300	4,401,700	21,147,000	3,124,900

Telenet (Belgium)	2,818,800	2,818,800	2,274,400	4,315,600	1,032,500	1,241,900	—	—	2,274,400	2,818,800	1,226,600	2,818,800	814,600

The Americas:
VTR (Chile)	2,679,300	2,028,300	1,068,600	2,217,600	289,000	608,700	—	—	897,700	2,028,300	698,000	2,017,300	621,900
Puerto Rico	352,200	352,200	120,700	211,300	—	81,300	—	—	81,300	352,200	81,300	352,200	48,700
Total The Americas	3,031,500	2,380,500	1,189,300	2,428,900	289,000	690,000	—	—	979,000	2,380,500	779,300	2,369,500	670,600

Austar (Australia)	2,536,800	—	764,300	764,300	—	—	764,200	—	764,200	30,400	100	—	—

Grand Total	31,192,700	26,108,900	17,643,100	27,773,500	8,575,400	6,809,100	1,303,500	67,700	16,755,700	26,533,000	6,407,700	26,335,300	4,610,100

	Subscriber Variance Table — December 31, 2010 vs. September 30, 2010
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	(113,700)	(49,200)	(4,100)	95,500	(53,600)	42,100	—	—	(11,500)	(49,200)	53,900	(49,200)	53,100
The Netherlands	7,000	18,800	(14,700)	45,300	(53,100)	38,400	—	—	(14,700)	18,500	28,000	18,800	32,000
Switzerland	32,700	15,500	(17,900)	(700)	(49,700)	33,100	—	—	(16,600)	21,500	9,300	21,300	6,600
Austria	1,900	1,900	(1,000)	15,800	(11,700)	11,300	—	—	(400)	1,900	4,700	2,400	11,500
Ireland	(1,000)	23,000	2,500	22,800	(6,900)	7,900	—	(1,900)	(900)	23,000	14,500	29,500	9,200
Total Western Europe	(73,100)	10,000	(35,200)	178,700	(175,000)	132,800	—	(1,900)	(44,100)	15,700	110,400	22,800	112,400
Hungary	6,000	5,700	13,300	30,100	(22,600)	21,700	11,800	—	10,900	5,700	11,200	5,800	8,000
Romania	700	3,300	400	(2,000)	(48,300)	20,300	28,400	—	400	3,300	(1,000)	3,300	(1,400)
Poland	9,500	24,100	10,100	37,900	(33,600)	37,900	—	—	4,300	24,100	25,700	24,100	7,900
Czech Republic	3,600	4,100	2,500	13,900	(10,700)	9,400	2,200	—	900	4,100	9,400	4,100	3,600
Slovakia	900	1,000	1,500	6,200	(9,400)	6,900	3,500	(300)	700	1,400	3,400	1,400	2,100
Total Central & Eastern Europe	20,700	38,200	27,800	86,100	(124,600)	96,200	45,900	(300)	17,200	38,600	48,700	38,700	20,200
Total UPC Broadband Division	(52,400)	48,200	(7,400)	264,800	(299,600)	229,000	45,900	(2,200)	(26,900)	54,300	159,100	61,500	132,600

Telenet (Belgium)	6,200	6,200	(13,800)	35,800	(86,900)	73,100	—	—	(13,800)	6,200	29,800	6,200	19,800

The Americas:
VTR (Chile)	13,600	13,300	(200)	15,700	(19,400)	22,200	—	—	2,800	13,300	8,300	13,300	4,600
Puerto Rico	1,500	1,500	(200)	900	—	(900)	—	—	(900)	1,500	1,600	1,500	200
Total The Americas	15,100	14,800	(400)	16,600	(19,400)	21,300	—	—	1,900	14,800	9,900	14,800	4,800

Austar (Australia)	6,300	—	2,200	2,200	—	—	2,300	—	2,300	—	(100)	—	—

Grand Total	(24,800)	69,200	(19,400)	319,400	(405,900)	323,400	48,200	(2,200)	(36,500)	75,300	198,700	82,500	157,200

ORGANIC GROWTH SUMMARY:
UPC Broadband Division (excluding Germany)	33,300	92,000	(3,300)	169,300	(254,400)	195,300	45,900	(2,200)	(15,400)	98,100	105,200	105,300	79,500
Germany	16,500	74,700	(4,100)	95,500	(53,600)	42,100	—	—	(11,500)	74,700	53,900	74,700	53,100
Total UPC Broadband Division	49,800	166,700	(7,400)	264,800	(308,000)	237,400	45,900	(2,200)	(26,900)	172,800	159,100	180,000	132,600
Telenet (Belgium)	6,200	6,200	(13,800)	35,800	(86,900)	73,100	—	—	(13,800)	6,200	29,800	6,200	19,800
The Americas	15,100	14,800	(400)	16,600	(19,400)	21,300	—	—	1,900	14,800	9,900	14,800	4,800
Austar (Australia)	6,300	—	2,200	2,200	—	—	2,300	—	2,300	—	(100)	—	—
Total Organic Change	77,400	187,700	(19,400)	319,400	(414,300)	331,800	48,200	(2,200)	(36,500)	193,800	198,700	201,000	157,200

ADJUSTMENTS:
Q4 2010 Switzerland adjustment	28,000	5,400	—	—	8,400	(8,400)	—	—	—	5,400	—	5,400	—
Q4 2010 Germany adjustment	(130,200)	(123,900)	—	—	—	—	—	—	—	(123,900)	—	(123,900)	—
Net Adjustments	(102,200)	(118,500)	—	—	8,400	(8,400)	—	—	—	(118,500)	—	(118,500)	—

Total Net Adds (Reductions)	(24,800)	69,200	(19,400)	319,400	(405,900)	323,400	48,200	(2,200)	(36,500)	75,300	198,700	82,500	157,200

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (microwave) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (“RGUs”), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 403,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premise as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or through a “digicard,” but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At December 31, 2010, we included 38,600 of these subscribers in the Digital Cable Subscribers reported for Cablecom. In the case of Cablecom, we estimate the number of such subscribers using publicly available data. A “digicard” is a small device that allows customers with a common interface plus (“CI+”) enabled television set who subscribe to, or otherwise have purchased access to our digital cable services, to view such services without a digital set-top box. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)

DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite. Austar’s DTH RGUs include 138,700 commercial RGUs that are calculated on an EBU basis.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 78,900 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. Unitymedia offers a 128 Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 5,400 subscribers within such housing associations who have requested and received a modem that enables the receipt of Unitymedia’s 128 Kbps wholesale internet service.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 57,000 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At December 31, 2010, Cablecom’s partner networks account for 99,400 Customer Relationships, 156,900 RGUs, 64,500 Digital Cable Subscribers, 392,900 Internet Homes Serviceable, 392,500 Telephony Homes Serviceable, 55,300 Internet Subscribers, and 37,100 Telephony Subscribers. In addition, partner networks account for 479,500 of Cablecom’s digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2010 subscriber table.

Additional General Notes to Tables:

With respect to Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per establishment basis). EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, Belgium, the Netherlands, Austria, Hungary, Ireland and Romania. We generally do not count customers of these services as subscribers, customers or RGUs. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.